      As filed with the Securities and Exchange Commission on June 13, 1997.
                                               Registration No. 333-

                          SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C. 20549
                              --------------------------
                                       FORM S-3
                                REGISTRATION STATEMENT
                           UNDER THE SECURITIES ACT OF 1933

                              --------------------------

                                  CUTTER & BUCK INC.
                  (Exact name of issuer as specified in its charter)


                 Washington                            91-1474587
        (State or other jurisdiction     (I.R.S. Employer Identification Number)
       of incorporation or organization)
                                                     Martin J. Marks
        2701 First Avenue, Suite 500          2701 First Avenue, Suite 500
        Seattle, Washington 98121                Seattle, Washington 98121
         (206) 622-4191                              (206) 622-4191
    (Address, including zip code,          (Name, address, including zip code,
    and telephone number, including       telephone number, including area code,
        area code of registrant's                of agent for service)
       principal executive offices)
                              --------------------------

                                     COPIES TO:
                                  Michael E. Morgan
                                 Gregory L. Anderson
                           Lane Powell Spears Lubersky LLP
                            1420 Fifth Avenue, Suite 4100
                              Seattle, Washington 98101

                              --------------------------

           APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
      FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

                              --------------------------

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: /X/

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                           CALCULATION OF REGISTRATION FEE

-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------

     Title of Securities     Amount to Be        Proposed Maximum          Proposed Maximum             Amount of
     To Be Registered         Registered    Offering Price Per Unit(1) Aggregate Offering Price(1) Registration Fee(1)
-----------------------------------------------------------------------------------------------------------------------
Common Stock, No par value     129,861               $ 15.19                $1,972,588.59           $ 597.76

-----------------------------------------------------------------------------------------------------------------------
-----------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of determining the registration fee pursuant to Rule 457(c), based on the average of the high and low sales prices of the Registrant's Common Stock as reported on the Nasdaq National Market on June 10, 1997.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PROSPECTUS


                                    129,861 Shares

                                  CUTTER & BUCK INC.

                                     COMMON STOCK


                               ------------------------



This prospectus ("Prospectus") relates to the offering (the "Offering") from time to time by a holder named in this Prospectus (the "Selling Shareholder") of 129,861 shares (the "Shares") of Common Stock, no par value per share, of Cutter & Buck Inc. (the "Company"). The Company will not receive any proceeds from the Offering.

The Selling Shareholder directly, or through agents, dealers, underwriters, or market makers, may offer and sell from time to time all or any part of the Shares in amounts and on terms to be determined at the time of sale. To the extent required, the specific Shares to be sold, the respective purchase price and public offering price, the names of any such agent, dealer or underwriter, and any applicable commission or discount with respect to a particular offer will be set forth in an accompanying supplement to the Prospectus (a "Prospectus Supplement"). Offers or sales of the Shares have not been registered or qualified under the laws of any country other than the United States. See "Plan of Distribution."

See "Plan of Distribution" herein for a description of indemnification arrangements for agents, dealers and underwriters, as well as a description of the arrangements for payment of expenses related to the sale of the Shares.

THESE SECURITIES INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 3 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY PROSPECTIVE PURCHASERS OF THE SHARES OFFERED HEREBY.

The closing price of the Company's Common Stock as reported on the Nasdaq National Market on June 10, 1997 was $15.00 per share.


                               ------------------------


            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
              SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
              COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES
                  COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF
                     THIS PROSPECTUS.  ANY REPRESENTATION TO THE
                           CONTRARY IS A CRIMINAL OFFENSE.

                               ------------------------


              The date of this Prospectus is                     , 1997.

                                AVAILABLE INFORMATION

The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). This information can be inspected and copies obtained (at prescribed rates) at the public reference facilities of the Commission's office at 450 Fifth Street, N.W., Washington, D.C. 20549, and at certain of its Regional Offices at Seven World Trade Center, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. The Commission maintains a Web site that contains reports, proxy and other information of the Company at http://www.sec.gov. This information may also be inspected at the offices of the National Association of Securities Dealers, Inc., 9513 Key West Avenue, Rockville, MD 20850.

The Company has filed a registration statement on Form S-3 (the "Registration Statement") with the Commission under the Securities Act of 1933, as amended (the "Securities Act"), concerning the Shares covered by this Prospectus. This Prospectus omits certain information and exhibits included in the Registration Statement, copies of which may be obtained (at prescribed rates) or may be examined free of charge at the Commission's Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549.

The Company's Common Stock is quoted on the Nasdaq National Market under the symbol "CBUK". The Company furnishes its shareholders with annual reports containing financial statements audited by its independent auditors and with quarterly reports containing unaudited summary financial information for each of the first three quarters of each fiscal year.

                   INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents have been filed by the Company with the Commission and are incorporated herein by reference:

    (a) The Company's Annual Report on Form 10-K, as amended by Forms 10-K/A-1 and 10-K/A-2, for the fiscal year ended April 30, 1996;
    (b) The Company's Quarterly Reports on Form 10-Q for the quarters ended July 31, 1996, October 31, 1996 and January 31, 1997;
    (c)  The Company's Current Report on Form 8-K dated March 25, 1997; and
    (d) The description of the Company's Common Stock contained in the Registration Statement on Form 8-A filed with the Commission on August 9, 1995.

All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares made hereby shall also be deemed to be incorporated by reference into this Prospectus.

Any statement contained in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained in the Registration Statement, this Prospectus, or any other subsequently filed document that is also incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus.

The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a Prospectus is delivered, upon written or oral request of such person, a copy of any document incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this Prospectus incorporates by reference). Such requests should be directed to Martin J. Marks, Cutter & Buck Inc., 2701 First Avenue, Suite 500, Seattle,
Washington 98121.

                                     RISK FACTORS

AN INVESTMENT IN THE COMMON STOCK BEING OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. CERTAIN STATEMENTS MADE IN THE FOLLOWING RISK FACTORS CONSTITUTE FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH FORWARD-LOOKING STATEMENTS INVOLVE KNOWN AND UNKNOWN RISKS, UNCERTAINTIES AND OTHER FACTORS WHICH MAY CAUSE THE ACTUAL RESULTS, PERFORMANCE OR ACHIEVEMENTS OF THE COMPANY, OR INDUSTRY RESULTS, TO BE MATERIALLY DIFFERENT FROM ANY FUTURE RESULTS, PERFORMANCE OR ACHIEVEMENTS EXPRESSED OR IMPLIED BY SUCH FORWARD-LOOKING STATEMENTS. SUCH FACTORS INCLUDE, AMONG OTHERS, THE FOLLOWING: VOLATILITY OF THE APPAREL INDUSTRY; UNEXPECTED CHANGES IN FASHION TRENDS; PRIOR SEASON INVENTORIES; COMPETITION; DEPENDENCE ON KEY PERSONNEL; RELIANCE ON CONTRACTORS AND FOREIGN SOURCING; IMPORT RESTRICTIONS; AND OTHER FACTORS. IN EVALUATING AN INVESTMENT IN THE COMMON STOCK, INVESTORS SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS IN ADDITION TO THE OTHER INFORMATION (INCLUDING THE INFORMATION INCORPORATED BY REFERENCE) IN THIS PROSPECTUS.

VOLATILITY OF APPAREL INDUSTRY. The apparel industry historically has been subject to substantial cyclical variations. The Company and other apparel manufacturers rely on the expenditure of discretionary income for most, if not all, of their sales. Any downturn, whether real or perceived, in economic conditions or prospects could adversely affect consumer spending habits and the Company's sales and results of operations. During the past several years, various retailers, including some of the Company's customers, have experienced financial problems which increases credit risk of extending credit to such retailers. The Company has historically assigned the credit risk of its customer receivables to its factor. The Company has discontinued its use of its factor for management of its accounts receivable credit and collection function associated with its sales to the golf, corporate and international distribution channels. The Company currently uses the factor's accounts receivable management exclusively for its sales to the specialty store channel. The Company has only limited experience in managing its credit and collection operations and there can be no assurance that the increased assumption of this credit risk will not have a material adverse effect on the Company's financial condition and results of operations.

UNEXPECTED CHANGES IN FASHION TRENDS; PRIOR SEASON INVENTORIES. Fashion trends can change rapidly, and the Company's business is particularly sensitive to changes because the Company typically designs and arranges for the manufacture of its apparel substantially in advance of sales of its products to consumers. There can be no assurance that the Company will accurately anticipate shifts in fashion trends and adjust its merchandise mix to appeal to changing consumer tastes in a timely manner. If the Company misjudges the market for its products or is unsuccessful in responding to changes in fashion trends or in market demand, the Company could experience insufficient or excess inventory levels, missed market opportunities or higher markdowns, any of which would have a material adverse effect on the Company's financial condition and results of operations. At the end of its fall and spring seasons, the Company has unsold FASHION inventory (i.e., products incorporating the latest innovations in color, fabric and styling and which tend to remain in line for only one season) as a consequence of making inventory available to satisfy anticipated customer demand across a broad range of styles. The Company historically has been able to sell this inventory approximately at cost through sales to off-price retail or club store accounts in subsequent seasons and recently, in response to consolidation in the off-price channel, increased marketing of this inventory to regular retail accounts. If the Company experiences increased amounts of excess inventory, or if the Company's ability to dispose of its prior season FASHION merchandise is impaired, due to abrupt changes in fashion trends or for other reasons, the Company's financial condition and results of operations could be materially adversely affected.

COMPETITION. The men's sportswear segment of the apparel industry is highly competitive. The Company's future growth and financial success depend on the Company's ability to further penetrate the golf distribution channel and increase the size of its average annual net sales per account in that channel. The Company encounters substantial competition in the golf distribution channel from Ashworth, Izod Club and Polo/Ralph Lauren. Apparel companies recently entering the golf distribution channel, such as Tommy Hilfiger, will further increase the level of competition in that channel. For the nine months ended January 31, 1997, the golf distribution channel represented approximately 53% of the Company's net sales. Most of the Company's competitors are significantly larger and more diversified than the Company and have substantially greater resources available for developing and marketing their products. There can be no assurance that the Company will be able to maintain its growth rate by increasing its market share at the expense of existing competitors and other established apparel manufacturers choosing to enter the market. In addition, there can be no assurance that the Company will be able to achieve significant growth in its other distribution channels.

DEPENDENCE ON KEY PERSONNEL. The Company's success largely depends on the personal efforts and abilities of its key executives, including Harvey N. Jones, the Company's Chairman and Chief Executive Officer and Martin J. Marks, the Company's President and Chief Operating Officer. The loss of the services of either of Messrs. Jones or Marks could have a material adverse effect on the Company. The Company maintains a "key man" life insurance policy in the amount of $1.0 million on Mr. Jones. There can be no assurance that such insurance will continue to be available at an acceptable cost, if at all, or would adequately compensate the Company for its loss of his services. The Company does not have an employment agreement with either Mr. Jones or Mr. Marks.

RELIANCE ON CONTRACTORS AND FOREIGN SOURCING. The Company obtains all of its garments from independent foreign and domestic suppliers, and does not have formal long-term contracts with any of its suppliers or agents. Currently, the Company's production is sourced through an agent in Thailand, two agents in Hong Kong coordinating Chinese suppliers, an agent managing other Asian sources of supply and direct factory relationships in Asia and California. Approximately 45% of the Company's knit shirt production is currently managed by its agent in Thailand. Due to the concentration of production and production control with these parties, the Company would experience difficulty satisfying its production requirements if any of them had an interruption of business or were unable or unwilling to meet the Company's production needs. Furthermore, the Company could experience delays in shifting production to other manufacturers or agents because of the complex fabrication, unique trims and extensive detailing of its products. In addition, there can be no assurance that the Company will not experience difficulties with third parties in the manufacture of its products. Delays in shipments to the Company, inconsistent or inferior garment quality and other factors beyond the Company's control would adversely affect the Company's relationships with its customers, its reputation in the industry and its sales and results of operations. The Company has experienced production delays in the past, and there can be no assurance that production delays will not occur in the future. Because a substantial portion of the Company's products are manufactured in China and Thailand, the Company's operations may also be affected by economic, political, governmental and labor conditions in those countries. In addition, changes in economic policies and political conditions in those countries could result in disruption of trade, new or additional currency or exchange controls or the imposition of other restrictions. The Company incurred increased expenses in its first quarter of fiscal 1997 to expedite products from Chinese manufacturers due to threatened trade sanctions. Furthermore, although the Company contracts to purchase its products in United States dollars, changes in exchange rates could increase the prices the Company pays for its products. Currently, the Company does not engage in any hedging activities with respect to such exchange rate risk.

IMPORT RESTRICTIONS. The Company's import operations are subject to constraints imposed by bilateral textile agreements between the United States and each of Hong Kong, Thailand and China. These agreements, which have been negotiated under the framework established by the Arrangement Regarding International Trade in Textiles, known as the Multifiber Agreement, impose quotas on the amount and type of goods that can be imported into the United States from these countries. Such agreements also allow the United States to impose at any time restraints on the importation of categories of merchandise that, under the terms of the agreements, are not subject to specified limits. The Company's imported products also are subject to U.S. customs duties, which are a material portion of the Company's cost of goods, and customs inspections, which could result in delays in delivery of the Company's products. Partly as a result of changes to customs laws enacted in December 1994, importers such as the Company may face increasing scrutiny for the acts of their manufacturers, suppliers and agents. While to date the Company has experienced no material disruption of its business due to quota or customs restrictions, there can be no assurance that it will not face such disruptions in the future. A substantial increase in customs duties or decrease in quotas could have an adverse effect on the Company's results of operations. Furthermore, the United States and the countries in which the Company's products are manufactured may, from time to time, impose new quotas, duties, tariffs or other restrictions, or adversely adjust presently prevailing quota, duty or tariff levels. While the Company is not aware that any current impositions, adjustments or increased scrutiny would adversely affect the Company or its ability to continue to import products at current levels, it cannot predict the likelihood or frequency of any such events occurring.

DEPENDENCE ON INDEPENDENT SALES REPRESENTATIVES. The Company sells its products through a network of Company-employed and independent sales representatives. The Company's independent sales representative agreements are generally terminable for any reason by either party on 30 days' notice. The Company's independent sales representatives typically also sell other non-competing products that may nonetheless divert the representatives' or the customers' attention from the Company's line. The Company intends to increase the number of sales representatives in the future, but anticipates that an increasing proportion of its sales representatives will be Company employees selling Cutter & Buck merchandise exclusively. There can be no assurance, however, that the Company will be successful in retaining existing or recruiting additional sales representatives, or that the addition of sales representatives will be an effective means to increase the Company's net sales.

RISKS OF NEW INTERNATIONAL OPERATIONS. The Company has recently commenced the direct distribution of its products in the United Kingdom and Continental Europe through newly established subsidiaries. The Company's sales outside of the United States totaled approximately $1.3 million for the nine month period ended January 31, 1997, and the Company expects the amount of its international sales to increase. International sales are subject to the inherent risks of doing business in a foreign country, including fluctuations in local economies, fluctuating exchange rates, difficulties in staffing and managing foreign operations, increased difficulty of inventory management, greater difficulty in accounts receivable collection, unexpected changes in regulatory requirements, tariffs and other trade barriers, and the burdens of complying with a variety of foreign laws. In addition, the Company relies on international distributors to distribute its products in some foreign countries. There can be no assurance that these distributors will be able to provide a sufficient level of support for the Company's products. The Company's inability to achieve a sufficient level of sales from its foreign operations or the loss or insolvency of any of its international distributors could have a material adverse effect on the Company's financial condition and results of operations.

LIMITED HISTORY OF PROFITABILITY. The Company has a limited history of profitable operations. There can be no assurance that the Company will be profitable on either a quarterly or annual basis. In addition, the Company's expense levels are based in part on anticipated future revenue levels. If revenues fall below anticipated levels, operating results would be adversely affected.

SEASONALITY. The Company's business has been and will continue to be highly seasonal, and its quarterly operating results have fluctuated primarily due to the seasonality of its sales of sportswear. The Company's sales tend to be highest during the Company's second and fourth quarters, ending October 31 and April 30, respectively.

FUTURE STATUS OF HONG KONG. On July 1, 1997, China will resume sovereignty over Hong Kong in accordance with the 1984 Sino-British Joint Declaration (the "Joint Declaration"), and Hong Kong will become a Special Administrative Region of China. Although the Joint Declaration provides for the continuation of existing economic and social systems in Hong Kong through 2047, there can be no assurance that Hong Kong will not experience political, economic or social disruption as a result of the resumption of Chinese sovereignty. In addition, there have been a number of recent trade disputes between China and the United States during which the United States threatened to impose tariffs and duties on some products imported from China and to withdraw China's "most favored nation" trade status. Any significant disruption in the Company's operations or its relationships with its manufacturing sources located in Hong Kong or the loss of most favored nation trade status for China could have a material adverse effect on the Company.

ANTITAKEOVER CONSIDERATIONS. The Company's Board of Directors has the authority, without action by the shareholders, to issue up to 25,000,000 shares of Common Stock and 6,000,000 shares of Preferred Stock and to fix the rights and preferences of the Preferred Stock. Preferred Stock may be issued with rights senior to those of the Common Stock. This authority may have the effect of making it more difficult for a third party to acquire, or discouraging a third party from attempting to acquire, control of the Company. In addition, Washington law contains certain provisions that may have the effect of delaying, deterring or preventing a hostile takeover of the Company.

                                 SELLING SHAREHOLDER

The Selling Shareholder is Joey Rodolfo. Mr. Rodolfo, a co-founder of the Company, was a director of the Company from its inception until April 4, 1997. Mr. Rodolfo was Senior Vice President and Secretary of the Company from its inception until May 1995, and was an independent design consultant from that date until April 4, 1997. Mr. Rodolfo and the Company are currently parties to a Transition Agreement (the "Agreement"), which generally provides for the transition of Mr. Rodolfo out of the role as a design consultant to the Company by July 1, 1997. In connection with the Agreement, the Company agreed to file a registration statement with the Commission covering the Shares and to indemnify the Selling Shareholder against claims made against him arising out of, among other things, statements made in the Registration Statement. The Company has agreed to cause the Registration Statement to remain effective until December 19, 1997, or until all the Shares are sold, whichever is earlier.

As of May 27, 1997, the Selling Shareholder beneficially owned 164,550 shares of Common Stock of the Company, 129,861 of which are covered by this Prospectus and 46,253 of which are represented by options exercisable within 60 days. Because the Selling Shareholder may sell all or part of his Shares pursuant to this Prospectus, and this Offering is not being underwritten on a firm commitment basis, no estimate can be given as to the number and percentage of shares of Common Stock that will be held by the Selling Shareholder upon termination of this Offering.

                                 PLAN OF DISTRIBUTION

The Shares may be sold from time to time by the Selling Shareholder or by donees or transferees, directly or through underwriters, dealers or agents, who may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Shareholder or the purchasers of Shares for whom they may act as agent. The Shares or any part of the Shares may be sold in amounts and on terms to be determined at the time of sale, including, without limitation, block trades, in the over-the-counter market through Nasdaq, through the writing of options on the Shares, or through a combination of such methods of sale, at negotiated prices or at or relating to quoted market prices then prevailing. The Selling Shareholder reserves the sole right to accept and, together with any agent of the Selling Shareholder, to reject in whole or in part any proposed purchase of the Shares. All proceeds of any sale transactions will go to the Selling Shareholder.

To the extent required, the amount of the Shares to be sold, purchase prices, public offering prices, the names of any agents, dealers or underwriters, and any applicable commissions or discounts with respect to a particular offer will be set forth by the Company in a Prospectus Supplement accompanying this Prospectus or, if appropriate, a post-effective amendment to the Registration Statement. The Selling Shareholder and agents who execute orders on his behalf may be deemed to be underwriters as that term is defined in Section 2(11) of the Securities Act and a portion of any proceeds of sales and discounts, commissions or other seller's compensation may be deemed to be underwriting compensation for purposes of the Securities Act. Offers or sales of the Shares have not been registered or qualified under the laws of any country other than the United States.

Pursuant to the Agreement, all expenses incurred in connection with registration of the Shares, including, without limitation, printing expenses, fees and disbursements of counsel for the Company, blue sky fees and expenses and the expense of any special audits incident to or required by the filing of the Registration Statement (but excluding the compensation of regular employees of the Company which shall be paid by the Company) are called Registration Expenses, and all registration, qualification and filing fees and all underwriting discounts and selling commissions applicable to any sales of the Shares are called Selling Expenses. The Selling Shareholder has agreed to pay all Selling Expenses. In addition, the Selling Shareholder has agreed to pay the first $15,000 of all Registration Expenses in connection with the filing of the Registration Statement; provided, however, that if the average price per Share for all Shares actually sold pursuant to the Prospectus (inclusive of the Selling Expenses) is less than $15.50 per share, the Registration Expenses incurred by the Selling Shareholder shall be paid by the Company or promptly reimbursed to the Selling Shareholder by the Company if they have been previously paid by the Selling Shareholder. Pursuant to the Agreement, the Company has agreed to indemnify the Selling Shareholder against certain civil liabilities, including liabilities under the Securities Act.


                                 LEGAL MATTERS

The validity of the Shares offered by this Prospectus will be passed upon by Lane Powell Spears Lubersky LLP, Seattle, Washington. As of the date of this Prospectus, members of that firm beneficially owned approximately 3,100 shares of Common Stock of the Company.

                                    EXPERTS

The financial statements of Cutter & Buck Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended April 30, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

No person has been authorized to give any information or make any representations other than those contained in this Prospectus in connection with the offering herein contained and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the Selling Shareholder or any underwriter or agent. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, the securities offered hereby in any jurisdiction to any person to whom it is unlawful to make an offer or solicitation. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has not been any change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof.

                                  ------------------





                                  TABLE OF CONTENTS

                                                                            Page


Available Information. . . . . . . . . . . . . . . . . . . . . . . .. . . .  2
Incorporation of Certain Documents by
  Reference. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
Risk Factors . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
Selling Shareholder. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
Plan of Distribution . . . . . . . . . . . . . . . . . . . . . . . . . . . . 6
Legal Matters. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
Experts. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7



--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                                    129,861 SHARES


                                  CUTTER & BUCK INC.


                                     COMMON STOCK



                           -------------------------------


                                      PROSPECTUS

                           -------------------------------




                                                , 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

Set forth below is an itemized statement of the amounts of all expenses in connection with the sale and distribution of the Shares. Except for the registration fee, all such amounts are estimates.

                                                                          Amount
                                                                          ------

    SEC Registration fee . . . . . . . . . . . . . . . . .. .        $    597.76
    Legal fees and expenses. . . . . . . . . . . . . . . . . . . .        15,000
    Accountants' fees and expenses . . . . . . . . . . . . . . . .         6,000
    Blue Sky fees and expenses . . . . . . . . . . . . . . . . . . .         500
    Miscellaneous expenses . . . . . . . . . . . . . . . . .         $  2,902.24

         Total . . . . . . . . . . . . . . . . . . . . . . . . . . . .$   25,000

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

Sections 23B.08.500 through 23B.08.600 of the Washington Business Corporation Act authorize a court to award, or a corporation's board of directors to grant, indemnification to directors and officers on terms sufficiently broad to permit indemnification under certain circumstances for liabilities arising under the Securities Act. Article 11 of the registrant's Restated Articles of Incorporation provides for indemnification of the registrant's directors, officers, employees and agents to the fullest extent permitted by Washington law. In addition, the registrant has obtained directors' and officers' liability insurance.

Section 23B.08.320 of the Washington Business Corporation Act authorizes a corporation to limit a director's liability to the corporation or its shareholders for monetary damages for acts or omissions as a director, except in certain circumstances involving intentional misconduct, self-dealing or illegal corporate loans or distributions, or any transaction from which the director personally receives a benefit in money, property or services to which the director is not legally entitled. Article 10 of the registrant's Restated Articles of Incorporation contains provisions implementing, to the fullest extent permitted by Washington law, such limitations on a director's liability to the registrant and its shareholders.

ITEM 16.  EXHIBITS

EXHIBIT NO.   DESCRIPTION OF EXHIBIT
-------------------------------------

3.1      Restated Articles of Incorporation (3.1)(1)
3.2      Bylaws
4.1      Specimen Common Stock Certificate (4.1)(1)
5.1      Opinion of Lane Powell Spears Lubersky LLP regarding legality
10.1 Lease dated May 22, 1994 between First and Cedar Associates and Jones/Rodolfo Corporation d/b/a Cutter & Buck (10.3)(1)
10.2 Indenture of Lease dated August 10, 1993 between Lakeplace Associates and Jones/Rodolfo Corporation (10.4)(1)
10.3 Factoring Agreement dated March 1, 1995 between Republic Factors Corp. and Jones/Rodolfo Corporation (10.5)(1)
10.4 Form of Registration Rights Agreement between Cutter & Buck Inc. and Roanoke Investors' Limited Partnership, Needham Capital SBIC, L.P. and Needham Emerging Growth Partners, L.P. (10.6)(1)
10.5     1991 Stock Option Plan (10.9)(1)
10.6     1995 Nonemployee Director Stock Incentive Plan (10.10)(1)


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

10.7     1995 Employee Stock Option Plan (10.11)(1)
10.8 1995 Employee Stock Purchase Plan (incorporated by reference to the registrant's Form S-8, Commission File No. 33-80783)
10.9     Form of Representatives' Warrant (10.13)(1)
10.10 Loan Agreement dated February 20, 1997 between Cutter & Buck Inc. and Washington Mutual Bank d/b/a Enterprise Bank, and supporting documents (incorporated by reference to Exhibit 10.15 to the registrant's Form 10-Q for the quarter ended January 31, 1997)
10.11 Transition Agreement dated as of March 25, 1997 between Cutter & Buck Inc. and Joey Rodolfo (incorporated by reference to Exhibit 10 to the registrant's Form 8-K dated March 25, 1997)
23.1 Consent of Lane Powell Spears Lubersky LLP (contained in the opinion filed as Exhibit 5.1)
23.2     Consent of Ernst & Young LLP, independent auditors
24.1     Power of Attorney (contained on signature page)

----------------------
(1) Incorporated by reference to the exhibit shown in the preceding parentheses and filed with the registrant's Registration Statement on Form SB-2, Commission File No. 33-94548-LA.

ITEM 17.  UNDERTAKINGS

    The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be


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

    deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                      SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Seattle, State of Washington, on June 10, 1997.

                                       CUTTER & BUCK INC.



                                       By /s/ Harvey N. Jones
                                         --------------------------------------
                                         Harvey N. Jones
                                         Chairman and Chief Executive Officer

                                  POWER OF ATTORNEY

     We, the undersigned directors and officers of Cutter & Buck Inc. and each of us, do hereby constitute and appoint Harvey N. Jones and Martin J. Marks, our true and lawful attorneys and agents, with power of substitution, to do any and all acts and things in our name and behalf in our capacities as directors and officers and to execute any and all instruments for us and in our names in the capacities indicated above, which said attorney and agent may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, and any rules, regulations, and requirements of the Securities and Exchange Commission, in connection with this Registration Statement, including specifically, but without limitation, power and authority to sign for us or any of us in our names in the capacities indicated below, and any and all amendments (including post-effective amendments) hereto, and all documents relating hereto or thereto, including one or more registration statements that may be filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933 and to file the same, with all exhibits thereto; and we do hereby ratify and confirm all that the said attorney and agent, or his substitute or substitutes shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.




/s/ Harvey N. Jones          Chairman, Chief Executive          June 10, 1997
--------------------------   Officer and Director (Principal
Harvey N. Jones              Executive Officer)


/s/ Martin J. Marks          President, Chief Operating
--------------------------   Officer, Treasurer, Secretary      June 10, 1997
Martin J. Marks              and Director (Principal
                             Financial and Accounting Officer)

/s/ Michael S. Brownfield
--------------------------                                      June 10, 1997
Michael S. Brownfield        Director

/s/ Frances M. Conley
--------------------------                                      June 10, 1997
Frances M. Conley            Director

/s/ Larry C. Mounger
--------------------------                                      June 10, 1997
Larry C. Mounger             Director

/s/ James B. Slayden
--------------------------                                      June 10, 1997
James B. Slayden             Director

/s/James C. Towne
--------------------------                                      June 10, 1997
James C. Towne               Director


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